Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-172554 and 333-172554-01

PRICING SUPPLEMENT NO. 2012—MTNDG0189 DATED FEBRUARY 24, 2012
(TO PROSPECTUS SUPPLEMENT DATED MAY 12, 2011 AND PROSPECTUS DATED MAY 12, 2011)
MEDIUM-TERM NOTES, SERIES D

CITIGROUP FUNDING INC.
227,697 Trigger Performance Securities Linked to the S&P 500® Index due February 27, 2015
Any Payments Due from Citigroup Funding Inc. Are Fully and Unconditionally Guaranteed by Citigroup Inc.
Unlike ordinary debt securities, the Trigger Performance Securities Linked to the S&P 500® Index due February 27, 2015, which we refer to as the securities, do not pay interest and do not guarantee the return of any of the stated principal amount at maturity.  At maturity, you will receive, for each $10 stated principal amount of securities that you then hold, an amount in cash that will vary depending upon the closing level of the S&P 500® Index, which we refer to as the index, on the final valuation date and which may be significantly less than the stated principal amount of the securities and possibly zero. The securities are a series of unsecured securities issued by Citigroup Funding Inc. The securities will have limited or no liquidity and you may lose some or all of your investment.  Any payments that become due on the securities are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company. All payments on the securities are subject to the credit risk of Citigroup Inc. If Citigroup Funding Inc. and Citigroup Inc. were to default on their obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

¾	The securities will mature on February 27, 2015. We will not make any payments on the securities prior to maturity.

¾
The minimum investment amount for any investor is 100 securities.  The stated principal amount is $10 per security.  The issue price is $10.00 per security for brokerage accounts and $9.75 per security for fee-based advisory accounts for which UBS Financial Services Inc. is an investment adviser.  See “Plan of Distribution; Conflicts of Interest” for more information.

¾	At maturity, you will receive, for each $10 stated principal amount of securities that you then hold, an amount in cash equal to:

¾	If the index return is greater than zero:

$10 + [$10 × (the index return × the participation rate)]

¾	If the index return is less than or equal to zero and the final index level is greater than or equal to the trigger level:

$10

¾	If the final index level is less than the trigger level:

$10 + ($10 × the index return)

If the final index level is less than the trigger level, you will be exposed to the full negative index return, which will be less than -40%, and your payment at maturity will be less than $6.00 per security and could be zero.

¾	The participation rate equals 130%.

¾	The trigger level equals 819.44, 60% of the initial index level.

¾	The index return will be a fraction equal to (i) the final index level minus the initial index level, divided by (ii) the initial index level.

¾	The initial index level equals 1,365.74, the closing level of the index on the trade date.

¾	The final index level will equal the closing level of the index on the final valuation date.

¾	The trade date is February 24, 2012.

¾	The final valuation date will be February 23, 2015, subject to postponement for non-index business days and certain market disruption events.

¾	The stated payout on the securities, including any repayment of the stated principal amount, is only available from the issuer at maturity.

¾
Investing in the securities is not equivalent to investing in the index or the stocks that constitute the index, and you will not be entitled to receive any dividends paid with respect to the stocks that constitute the index.

¾	The securities will not be listed on any securities exchange.

¾	The CUSIP for the securities is 17317U212. The ISIN for the securities is US17317U2125.

Investing in the securities involves risks not associated with an investment in conventional debt securities.  See “Risk Factors Relating to the Securities” beginning on page PS-7.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined if this pricing supplement and accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or by any other governmental agency or instrumentality.
	Per Security	Total
Public Offering Price	$ 10.00(1)	$ 2,276,970.00
Underwriting Discount	$ 0.25(1)	$ 56,924.25
Proceeds to Citigroup Funding Inc.	$ 9.75	$ 2,220,045.75
(1) Citigroup Global Markets Inc., an affiliate of Citigroup Funding Inc. and the lead agent for the sale of the securities, will receive an underwriting discount of $0.25 for each security sold in this offering.  UBS Financial Services Inc., acting as agent for sales of the securities, has agreed to purchase from Citigroup Global Markets Inc., and Citigroup Global Markets Inc. has agreed to sell to UBS Financial Services Inc., all of such securities for $9.75 per security, which includes the underwriting discount. UBS Financial Services Inc. proposes to offer the securities to brokerage accounts at a price of $10.00 per security and to certain fee-based advisory accounts for which UBS Financial Services Inc. is an investment adviser at a price of $9.75 per security.  UBS Financial Services Inc. will receive an underwriting discount of $0.25 per security for each security it sells to brokerage accounts but will not receive any sales commission with respect to sales to fee-based advisory accounts for which UBS Financial Services Inc. is an investment adviser.  Additionally, it is possible that Citigroup Global Markets Inc. and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines. You should refer to “Risk Factors Relating to the Securities” and “Plan of Distribution; Conflicts of Interest” in this pricing supplement for more information.

Citigroup Global Markets Inc. expects to deliver the securities to purchasers on or about February 29, 2012.
Investment Products	Not FDIC insured	May Lose Value	No Bank Guarantee

KEY TERMS
Issuer:	Citigroup Funding Inc.
Guarantee:
Any payments that become due on the securities are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding Inc.’s parent company; however, because the securities have downside market risk, you may receive an amount at maturity that is substantially less than the stated principal amount of each security and could be zero.

Aggregate principal amount:	$2,276,970
Stated principal amount:	$10 per security (subject to a minimum investment of 100 securities)
Issue price:	■	$10.00 per security for brokerage accounts
	■	$9.75 per security for fee-based advisory accounts for which UBS Financial ServicesInc. is an investment adviser
Interest:	None
Trade date:	February 24, 2012
Settlement date:	February 29, 2012
Final valuation date:	February 23, 2015, subject to postponement for non-index business days and market disruption events
Maturity date:	February 27, 2015
Index:	S&P 500® Index
Payment at maturity per	■	If the index return is greater than zero:
security:		$10 + [$10 × (the index return × the participation rate)]
	■	If the index return is less than or equal to zero and the final index level is greater than or equal to the trigger level:
$10
	■	If the final index level is less than the trigger level:
$10 + ($10 × the index return)
If the final index level is less than the trigger level, you will be exposed to the full negative index return which will be less than -40%, and your payment at maturity will be less than $6.00 per security and could be zero. All payments on the securities are subject to the credit risk of Citigroup Inc.
Initial index level:	1,365.74, the closing level of the index on the trade date
Final index level:	The closing level of the index on the final valuation date
Trigger level:	819.44, 60% of the initial index level
Participation rate:	130%
Index return:	(final index level – initial index level) / initial index level
CUSIP:	17317U212
ISIN:	US17317U2125
Listing:	The securities will not be listed on any securities exchange.
Risk factors:	Please see “Risk Factors Relating to the Securities” beginning on page PS-7.
Agents:	Citigroup Global Markets Inc., our affiliate, as lead agent, and UBS Financial Services Inc., as agent, each acting as principal
Calculation agent:	Citigroup Global Markets Inc.
Trustee:	The Bank of New York Mellon (as successor trustee under an indenture dated June 1, 2005)
Clearing and settlement:	DTC

SUMMARY INFORMATION—Q&A
What Are the Securities?

The Trigger Performance Securities Linked to the S&P 500® Index due February 27, 2015, or the securities, are investments linked to the performance of the S&P 500® Index (which we refer to as the “index”).  The securities offer a potential return at maturity based on an enhanced upside participation in any increase in the closing level of the index from the trade date to the final valuation date, while also reducing downside market risk for a decline of 40% or less in the closing level of the index from the trade date to the final valuation date (in each case, as measured solely on those two dates).  However, if the closing level of the index declines by more than 40% from the trade date to the final valuation date (as measured solely on those two dates), you will be exposed to the full negative index return and the payment at maturity per security will be less than 60% of the stated principal amount and could be zero. The securities do not pay periodic interest or dividends.  All payments on the securities are subject to the credit risk of Citigroup Inc.

At maturity, you will receive for each security you then hold a payment in cash, which may be greater than, equal to or less than the stated principal amount of the securities, based on the percentage change in the closing level of the index from the trade date to the final valuation date (as measured solely on those two dates).  We refer to the closing level of the index on the trade date as the “initial index level,” which is 1,365.74.  We refer to the closing level of the index on the final valuation date as the “final index level.”  We refer to the percentage change from the initial index level to the final index level as the “index return.”

•	If the index return is greater than zero, your payment at maturity per security will equal:

$10 + [$10 × (the index return × the participation rate)]

•	If the index return is less than or equal to zero and the final index level is greater than or equal to the trigger level, your payment at maturity per security will equal:

$10

•	If the final index level is less than the trigger level, your payment at maturity per security will equal:

$10 + ($10 ×  the index return)

If the final index level is less than the trigger level, you will be exposed to the full negative index return, which will be less than -40%, and your payment at maturity will be less than $6.00 per security and could be zero.

The “trigger level” equals 819.44, 60% of the initial index level.  The “participation rate” equals 130%.  The “trade date” is February 24, 2012, the day we priced the securities for initial sale to the public.  The “final valuation date” will be February 23, 2015, subject to postponement for non-index business days and market disruption events.  The securities will mature on February 27, 2015 and do not provide for earlier redemption by you or by us.

The securities are a series of unsecured senior debt securities issued by Citigroup Funding Inc. (“Citigroup Funding”), any payments on which would be fully and unconditionally guaranteed by Citigroup Inc, Citigroup Funding's parent company. The securities will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding, and as a result of the guarantee any payments that become due under the securities will rank equally with all other unsecured and unsubordinated debt of Citigroup Inc. The return of the stated principal amount of your investment at maturity is not guaranteed.

Each security represents a stated principal amount of $10.  The securities will be issued at a minimum investment of 100 securities.  You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances.  Instead, we will issue the securities in the form of a global certificate, which will be held by The Depository Trust Company (“DTC”) or its nominee.  Direct and indirect participants in DTC will record beneficial ownership of the securities by individual investors.  Accountholders in the Euroclear or Clearstream Banking clearance systems may hold beneficial interests in the securities through the accounts those systems maintain with DTC.  You should refer to the section “Description of the Notes—Book-Entry System” in the accompanying prospectus supplement and the section “Description of Debt Securities—Book-Entry Procedures and Settlement” in the accompanying prospectus.

Will I Receive Interest or Dividends on the Securities?

No.  We will not make any periodic payments of interest on the securities.  In addition, you will not be entitled to receive any dividends paid with respect to the stocks that constitute the index, which, as of February 24, 2012, yielded an average of

2.00% per year.  If this average dividend yield remained constant for the term of the securities, this would be equivalent to 6.00% (calculated on a simple interest basis) over the approximately 3-year term of the securities.  However, it is impossible to predict whether the dividend yield over the term of the securities will be higher, lower or the same as this average dividend yield or the average dividend yield during any other period.  You should carefully consider whether an investment that does not provide for dividends or periodic interest payments is appropriate for you.

Is There a Possibility of Loss of Principal?

Yes.  If the final index level is less than the trigger level (which is 60% of the initial index level), your payment at maturity will be less than $6.00 per security and could be zero.  This will be true even if the closing level of the index exceeds the initial index level at one or more times during the term of the securities.  Even if the final index level is greater than the initial index level, the total yield on the securities may be less than that which would be payable on a conventional fixed-rate debt security of Citigroup Funding (the payments on which are guaranteed by Citigroup Inc.) of comparable maturity.  You should refer to “Risk Factors Relating to the Securities—Potential for a Lower Comparative Yield” in this pricing supplement.

Where Can I Find Examples of Hypothetical Maturity Payments?

For examples of hypothetical maturity payments, see “Description of the Securities—What You Could Receive at Maturity—Hypothetical Payment at Maturity Graph” in this pricing supplement.

Who Publishes the Index and What Does It Measure?

Unless otherwise stated, all information on the index provided in this pricing supplement is derived from publicly available sources. The index is calculated, maintained and published by Standard & Poor’s Financial Services LLC and consists of 500 component stocks selected to provide a performance benchmark for the large capitalization segment of the U.S. equity markets. The calculation of the level of the index is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. As of February 24, 2012, the aggregate market value of the 500 companies included in the index represented approximately 75% of the U.S. equities market. For further information on the index, including its makeup, method of calculation and changes in its components, see “Description of the S&P 500® Index” in this pricing supplement.

An investment in the securities does not entitle you to any dividends, voting rights or any other ownership or other interest in respect of the stocks of the companies that constitute the index.  See “—Will I Receive Interest or Dividends on the Securities?” above.

How Has the Index Performed Historically?

We have provided a table showing the published high, low and end-of-period closing levels of the index for each quarter in the period from January 3, 2007 through February 24, 2012, as well as a graph showing the daily closing levels of the index on each day such closing levels were available from January 3, 2007 through February 24, 2012. You can find the table and the graph in the section “Description of the S&P 500® Index—Historical Data on the S&P 500® Index” in this pricing supplement. We have provided this historical information to help you evaluate the behavior of the index in recent years. However, past performance is not indicative of how the index will perform in the future.

What Are the U.S. Federal Income Tax Consequences of Investing in the Securities?

There is no direct legal authority regarding the proper U.S. federal tax treatment of the Securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”).  Consequently, significant aspects of the tax treatment of the Securities are uncertain, and the IRS or a court might not agree with the treatment of the Securities as prepaid forward contracts.  If the IRS were successful in asserting an alternative treatment of the Securities, the tax consequences of the ownership and disposition of the Securities might be affected materially and adversely.  As described below under “Description of Securities —United States Federal Tax Considerations,” in 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.  Both U.S. and non-U.S. persons considering an investment in the Securities should review carefully the section of this pricing supplement entitled “Description of Securities —United States Federal Tax Considerations” and consult their tax advisers regarding the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Will the Securities Be Listed on a Securities Exchange?

The securities will not be listed on any securities exchange and will have limited or no liquidity. You should be prepared to hold your securities to maturity.

Can You Tell Me More About Citigroup Inc. and Citigroup Funding?

Citigroup Inc. is a diversified global financial services holding company whose businesses provide a broad range of financial services to consumer and corporate customers.  Citigroup Funding is a wholly owned subsidiary of Citigroup Inc. whose business activities consist primarily of providing funds to Citigroup Inc. and its subsidiaries for general corporate purposes.

What Is the Role of Citigroup Funding’s Affiliate, Citigroup Global Markets Inc.?

Our affiliate, Citigroup Global Markets Inc. (“Citigroup Global Markets”), is the lead agent for the offering and sale of the securities.  After the initial offering, Citigroup Global Markets and/or other of our affiliated dealers may, but are not obligated, to buy the securities to create a secondary market for holders of the securities, and may engage in other activities described in the sections “Plan of Distribution; Conflicts of Interest” in this pricing supplement and the accompanying prospectus supplement and prospectus.  However, neither Citigroup Global Markets nor any of these affiliates will be obligated to engage in any market-making activities, or continue those activities once it has started them.

Citigroup Global Markets will also act as calculation agent for the securities.  As calculation agent, Citigroup Global Markets will make determinations with respect to the securities.  You should refer to “Risk Factors Relating to the Securities—The Calculation Agent, Which Is an Affiliate of Ours, Will Make Determinations With Respect to the Securities” in this pricing supplement for more information.

Can You Tell Me More About the Effect of Citigroup Funding’s Hedging Activity?

We have hedged our obligations under the securities through one or more of our affiliates. This hedging activity may involve trading in the stocks that constitute the index and/or in instruments, such as options, swaps or futures, related to the index and/or the stocks that constitute the index. The costs of maintaining or adjusting this hedging activity could affect the price at which our affiliate Citigroup Global Markets may be willing to purchase your securities in the secondary market. Moreover, this hedging activity may result in our or our affiliates’ receipt of a profit, even if the market value of the securities declines. You should refer to “Risk Factors Relating to the Securities—The Inclusion of the Underwriting Discount and Projected Profit From Hedging in the Issue Price Is Likely to Adversely Affect Secondary Market Prices” and “Risk Factors Relating to the Securities—Hedging and Trading Activity by the Calculation Agent and Its Affiliates Could Potentially Affect the Value of the Securities” in this pricing supplement, “Risk Factors—Citigroup Funding’s Hedging Activity Could Result in a Conflict of Interest” in the accompanying prospectus supplement and “Use of Proceeds and Hedging” in the accompanying prospectus.

Does ERISA Impose Any Limitations on Purchases of the Securities?

Employee benefit plans and other entities the assets of which are subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended, Section 4975 of the Internal Revenue Code of 1986, as amended, or substantially similar federal, state or local laws, including individual retirement accounts (which we call “Plans”), will be permitted to purchase and hold the securities, provided that each such Plan shall by its purchase be deemed to represent and warrant either that (A) (i) none of Citigroup Global Markets, its affiliates or any employee thereof is a Plan fiduciary that has or exercises any discretionary authority or control with respect to the Plan’s assets used to purchase the securities or renders investment advice with respect to those assets and (ii) the Plan is paying no more than adequate consideration for the securities or (B) its acquisition and holding of the securities is not prohibited by any such provisions or laws or is exempt from any such prohibition.  However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the securities if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of securities by the account, plan or annuity.  Please refer to the section “ERISA Matters” in this pricing supplement for further information.

Are There Any Risks Associated With My Investment?

Yes, the securities are subject to a number of risks. Please refer to the section “Risk Factors Relating to the Securities” in this pricing supplement.

RISK FACTORS RELATING TO THE SECURITIES

Because the terms of the securities differ from those of conventional debt securities in that the securities pay no interest and your payment at maturity will be based on the percentage change in the closing level of the index from the trade date to the final valuation date (as measured solely on those two dates), an investment in the securities entails significant risks not associated with similar investments in conventional debt securities, including, among other things, fluctuations in the closing level of the index and other events that are difficult to predict and beyond our control.

The Securities Do Not Pay Interest or Guarantee the Return of Any Principal

The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest or guarantee the return of any of the stated principal amount of the securities at maturity.  If the final index level is less than the trigger level (which is 60% of the initial index level), you will receive for each security that you hold a payment at maturity that is less than the stated principal amount by an amount proportionate to the decline in the closing level of the index from the trade date to the final valuation date (as measured solely on those two dates). This amount will be less than $6.00 per security and could be zero.  There is no minimum payment at maturity on the securities, and, accordingly, you could lose your entire investment.

Volatility of the Index

Historically, the level of the index has been volatile. From January 3, 2007 through February 24, 2012, the closing level of the index has been as low as 676.53 and as high as 1,565.15.  If the volatility of the index results in a final index level that is less than the trigger level, you will incur a significant loss on your investment in the securities, even if the closing level of the index is greater than or equal to the trigger level on one or more dates (other than the final valuation date) during the term of the securities.

Potential for a Lower Comparative Yield

The securities do not pay any periodic interest. As a result, if the final index level does not increase sufficiently from the initial index level, taking into account the participation rate, the effective yield on the securities will be less than that which would be payable on a conventional fixed-rate debt security of Citigroup Funding (the payments on which are guaranteed by Citigroup Inc.) of comparable maturity.

The Market Price of the Securities Will Be Influenced by Many Unpredictable Factors

Several factors will influence the value of the securities and the price at which Citigroup Global Markets may be willing to purchase the securities in the secondary market, including: the level and volatility (frequency and magnitude of changes in level or price) of the index and the stocks that constitute the index, the dividend yield of the stocks that constitute the index, geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the index or equities markets generally and that may affect the level of the index, interest and yield rates in the market, time remaining until thesecurities mature and any actual or anticipated changes in the credit ratings or credit spreads of Citigroup Inc.  The level of the index may be, and has recently been, extremely volatile, and we can give you no assurance that this volatility will lessen.  See “Description of the S&P 500® Index—Historical Data on the S&P 500® Index” below.  You must hold your securities to maturity to receive the stated payout from the issuer, including any repayment of the stated principal amount. You may receive less, and possibly significantly less, than the stated principal amount of the securities if you try to sell your securities prior to maturity, even if the index level is above the trigger level at that time.

The Securities Are Subject to the Credit Risk of Citigroup Inc., and Any Actual or Anticipated Changes to Its Credit Ratings or Credit Spreads May Adversely Affect the Market Value of the Securities

Investors are dependent on the ability of Citigroup Inc., Citigroup Funding’s parent company and the guarantor of any payments due on the securities, to pay all amounts due on the securities, if any, at maturity, and, therefore, investors are subject to the credit risk of Citigroup Inc. and to changes in the market’s view of Citigroup Inc.’s creditworthiness. The securities are not guaranteed by any other entity. If Citigroup Inc. defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment. Any decline, or anticipated decline, in Citigroup Inc.’s credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking Citigroup Inc.’s credit risk is likely to adversely affect the market value of the securities.

Investing in the Securities Is Not Equivalent to Investing in the Index or the Stocks That Constitute the Index, and You Will Not Be Entitled to Receive Any Dividends Paid With Respect to the Stocks That Constitute the Index

Investing in the securities is not equivalent to investing in the index or the stocks that constitute the index. Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the stocks that constitute the index, which as of February 24, 2012, yielded an average of 2.00% per year.  If this average dividend yield were to remain constant for the term of the securities, then, assuming no reinvestment of dividends, you would be forgoing an aggregate yield of 6.00% (calculated on a simple interest basis) over the approximately 3-year term of the securities by investing in the securities instead of investing directly in the stocks that constitute the index or in another investment linked to the index that provides for a pass-through of dividends.  However, it is impossible to predict whether the dividend yield over the term of the securities will be higher, lower or the same as this average dividend yield or the average dividend yield during any other period.  You should carefully consider whether an investment that does not provide for dividends or periodic interest is appropriate for you.  The payment scenarios described in this pricing supplement do not show any effect of lost dividend yield over the term of the securities.

Adjustments to the Index Could Adversely Affect the Value of the Securities

The index publisher may add, delete or substitute the stocks that constitute the index or make other methodological changes that could change the level of the index. The index publisher may discontinue or suspend calculation or publication of the index at any time. In this circumstance, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

You Will Have No Rights Against the Index Publisher

You will have no rights against the index publisher, even though your payment at maturity will depend upon the closing level of the index on the final valuation date. The index publisher is not in any way involved in this offering and has no obligations relating to the securities or the holders of the securities.

The Inclusion of the Underwriting Discount and Projected Profit From Hedging in the Issue Price Is Likely to Adversely Affect Secondary Market Prices

Assuming no change in market conditions or any other relevant factors, the price, if any, at which Citigroup Global Markets may be willing to purchase the securities in secondary market transactions will likely be lower than the issue price, since the issue price includes, and secondary market prices are likely to exclude, the cost of hedging our obligations under the securities and, for brokerage accounts, the underwriting discount paid with respect to the securities. The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. The secondary market prices for the securities are also likely to be reduced by the costs of unwinding the related hedging transactions. Our affiliates may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the securities or in any secondary market transaction. In addition, any secondary market prices may differ from values determined by pricing models used by Citigroup Global Markets, as a result of dealer discounts, mark-ups or other transaction costs.

The Securities Will Not Be Listed on Any Securities Exchange, and Secondary Trading May Be Limited

The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. Citigroup Global Markets may, but is not obligated to, make a market in the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Citigroup Global Markets is willing to transact. If, at any time, Citigroup Global Markets were not to make a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

The Calculation Agent, Which Is an Affiliate of Ours, Will Make Determinations With Respect to the Securities

Citigroup Global Markets, the calculation agent, is an affiliate of ours. As calculation agent, Citigroup Global Markets has determined the initial index level and the trigger level and will determine, among other things, the final index level, the index return and the amount of cash, if any, you will receive at maturity. Determinations made by Citigroup Global Markets in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final index level in the event of a market disruption event, or discontinuance of the index, may adversely affect your payment at maturity.

Hedging and Trading Activity by the Calculation Agent and Its Affiliates Could Potentially Affect the Value of the Securities

One or more of our affiliates have hedged our obligations under the securities and will carry out hedging activities related to the securities (and other instruments linked to the index and/or the stocks that constitute the index), including trading in stocks that constitute the index and/or in instruments, such as options, swaps or futures related to the index and/or the stocks that constitute the index. Our affiliates also trade in the stocks that constitute the index and other financial instruments related to the index and the stocks that constitute the index on a regular basis as part of their general broker-dealer, proprietary trading and other businesses. Any of these hedging or trading activities on or prior to the trade date could have potentially increased the initial index level and, as a result, could increase the level at which the index must close on the final valuation date before an investor receives a payment at maturity that exceeds the stated principal amount of the securities. Additionally, such hedging or trading activities during the term of the securities, including on the final valuation date, could adversely affect the closing level of the index on the final valuation date and, accordingly, the amount of cash an investor will receive at maturity.

The U.S. Federal Tax Consequences of an Investment in the Securities Are Unclear

There is no direct legal authority regarding the proper U.S. federal tax treatment of the Securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”).  Consequently, significant aspects of the tax treatment of the Securities are uncertain, and the IRS or a court might not agree with the treatment of the Securities as prepaid forward contracts.  If the IRS were successful in asserting an alternative treatment of the Securities, the tax consequences of the ownership and disposition of the Securities might be affected materially and adversely.  As described below under “Description of Securities —United States Federal Tax Considerations,” in 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.  Both U.S. and non-U.S. persons considering an investment in the Securities should review carefully the section of this pricing supplement entitled “Description of Securities —United States Federal Tax Considerations” and consult their tax advisers regarding the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Any Research, Opinions or Recommendations Published or Made by Citigroup Global Markets, UBS Financial Services Inc. or their Respective Affiliates May Be Inconsistent with an Investment in the Securities or with Each Other

Citigroup Global Markets, UBS Financial Services Inc. or their respective affiliates and agents may publish research from time to time on financial markets and other matters that may influence the value of the securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities.  Any research, opinions or recommendations expressed by Citigroup Global Markets, UBS Financial Services Inc. or their respective affiliates or agents may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the securities.

DESCRIPTION OF THE SECURITIES

You should read this pricing supplement together with the accompanying prospectus supplement and prospectus in connection with your investment in the Securities.  The description in this pricing supplement of the particular terms of the Securities supplements, and, to the extent inconsistent therewith, replaces, the descriptions of the general terms and provisions of the debt securities set forth in the accompanying prospectus supplement and prospectus.

You may access the prospectus supplement and prospectus on the SEC Web site at www.sec.gov as follows (or if such address has changed, by reviewing our filings for May 12, 2011 on the SEC Web site):

▪	Prospectus and Prospectus Supplement filed on May 12, 2011: http://sec.gov/Archives/edgar/data/831001/000095012311049309/y91273b2e424b2.htm

General

The Trigger Performance Securities Linked to the S&P 500® Index due February 27, 2015 (the “Securities”) are investments linked to the performance of the S&P 500® Index (the “Index”).  The Securities offer a potential return at maturity based on an enhanced upside participation in any increase in the Closing Level of the Index from the Trade Date to the Final Valuation Date, while also reducing downside market risk for a decline of 40% or less in the Closing Level of the Index from the Trade Date to the Final Valuation Date (in each case, as measured solely on those two dates).  However, if the Closing Level of the Index declines by more than 40% from the Trade Date to the Final Valuation Date (as measured solely on those two dates), you will be exposed to the full negative index return and the payment at maturity per Security will be less than 60% of the stated principal amount and could be zero. All payments on the Securities are subject to the credit risk of Citigroup Inc.

We will not make any periodic payments of interest on the Securities.  Additionally, you will not be entitled to receive any dividends paid with respect to the stocks that constitute the Index, which as of February 24, 2012, yielded an average of 2.00% per year.  If this average dividend yield remained constant for the term of the Securities, this would be equivalent to 6.00% (calculated on a simple interest basis) over the approximately 3-year term of the Securities.  However, it is impossible to predict whether the dividend yield over the term of the Securities will be higher, lower or the same as this average dividend yield or the average dividend yield during any other period.  You should carefully consider whether an investment that does not provide for dividends or periodic interest payments is appropriate for you.

All payments that become due on the Securities are subject to the credit risk of Citigroup Inc.  The Securities are a series of debt securities issued under the senior debt indenture described in the accompanying prospectus supplement and prospectus, any payments on which would be fully and unconditionally guaranteed by Citigroup Inc. The aggregate principal amount of Securities issued will be $2,276,970 (227,697 Securities).  The Securities will constitute part of the senior debt of Citigroup Funding and will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding.  The guarantee of payments that become due under the Securities will rank equally with all other unsecured and unsubordinated debt of Citigroup Inc.  The Securities will be issued only in fully registered form and in denominations of $1,000 and integral multiples of $10 in excess thereof.

Reference is made to the accompanying prospectus supplement and prospectus for a detailed summary of additional provisions of the Securities and of the senior debt indenture under which the Securities will be issued.

Payment at Maturity

The Securities will mature on February 27, 2015 (the “Maturity Date”).  At maturity you will receive for each Security you hold an amount in cash (the “Payment at Maturity”) described below that may be greater than, equal to or less than the $10 stated principal amount.  At maturity, you could receive an amount that is significantly less than the $10 stated principal amount per Security and could be zero.  There is no minimum payment at maturity on the Securities.

The Payment at Maturity per Security will be determined as follows:

•	If the Index Return is greater than zero:

$10 + [$10 × (the Index Return × the Participation Rate)]

•	If the Index Return is less than or equal to zero and the Final Index Level is greater than or equal to the Trigger Level:

$10

•	If the Final Index Level is less than the Trigger Level:

$10 + ($10 × the Index Return)

If the Final Index Level is less than the Trigger Level, you will be exposed to the full negative Index Return which will be less than -40%, and your payment at maturity will be less than $6.00 per Security and could be zero.

Certain Definitions

A “Business Day” means any day that is not a Saturday, a Sunday or a day on which the securities exchanges or banking institutions or trust companies in the City of New York are authorized or obligated by law or executive order to close.

The “Calculation Agent” means Citigroup Global Markets, an affiliate of Citigroup Funding, or any successor appointed by Citigroup Funding.

The “Closing Level” means the closing level of the Index as published by the Index Publisher (as defined below), subject to the terms described under “—Discontinuance of the Index” and “—Alteration of Method of Calculation” below.  If the closing level of the Index is not available or a Market Disruption Event occurs on the originally scheduled Final Valuation Date, the Closing Level of the Index for the Final Valuation Date, unless postponed by the Calculation Agent as described below, will be the arithmetic mean, as determined by the Calculation Agent, of the level of the Index obtained from as many dealers in equity securities (which may include Citigroup Global Markets or any of our other affiliates), but not exceeding three such dealers, as will make such level available to the Calculation Agent.  If a Market Disruption Event occurs on the originally scheduled Final Valuation Date, the Calculation Agent may postpone the Final Valuation Date for up to two consecutive Index Business Days on which a Market Disruption Event is occurring, but not past the Business Day immediately prior to the Maturity Date.

The “Final Index Level” will be equal to the Closing Level of the Index on the Final Valuation Date.

The “Final Valuation Date” means February 23, 2015.  If the originally scheduled Final Valuation Date is not an Index Business Day, the Final Valuation Date may be postponed by the Calculation Agent, but not past the Business Day immediately prior to the Maturity Date.  In addition, if a Market Disruption Event occurs on the originally scheduled Final Valuation Date, the Calculation Agent may postpone the Final Valuation Date as described above in the definition of “Closing Level.”

An “Index Business Day” means a day, as determined by the Calculation Agent, on which the Index or any Successor Index (as defined below) is calculated and published and on which securities comprising more than 80% of the value of the Index on such day are capable of being traded on their relevant exchanges or markets during the one-half hour before the determination of the Closing Level of the Index. All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will be conclusive for all purposes and binding on Citigroup Funding, Citigroup Inc. and the beneficial owners of the Securities, absent manifest error.

The “Index Publisher” is Standard & Poor’s Financial Services LLC.

The “Index Return” will be equal to the following fraction:

Final Index Level – Initial Index Level Initial Index Level

The “Initial Index Level” is equal to 1,365.74, the Closing Level of the Index on the Trade Date.

A “Market Disruption Event” means, as determined by the Calculation Agent in its sole discretion, the occurrence or existence of any suspension of or limitation imposed on trading (by reason of movements in price exceeding limits permitted by any relevant exchange or market or otherwise) of, or the unavailability, through a recognized system of public dissemination of transaction information, for a period longer than two hours, or during the one-half hour period preceding the close of trading, on the applicable exchange or market, of accurate price, volume or related information in respect of

(i) stocks which then compose 20% or more of the level of the Index or any Successor Index, (ii) any options or futures contracts, or any options on such futures contracts, relating to the Index or any Successor Index or (iii) any options or futures contracts relating to stocks which then compose 20% or more of the level of the Index or any Successor Index on any exchange or market if, in each case, in the determination of the Calculation Agent, any such suspension, limitation or unavailability is material.  For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the Index will be based on a comparison of the portion of the level of the Index attributable to that security relative to the overall level of the Index, in each case immediately before that suspension or limitation.

The “Participation Rate” is equal to 130%.

The “Settlement Date” means February 29, 2012.

The “Trade Date” means February 24, 2012.

The “Trigger Level” is equal to 819.44, 60% of the Initial Index Level.

What You Could Receive at Maturity—Hypothetical Payment at Maturity Graph

The payoff diagram below illustrates the Payment at Maturity on the Securities for a range of hypothetical Index Returns.

Investors will not be entitled to receive any dividends paid with respect to the stocks that constitute the Index.  As of February 24, 2012, the average dividend yield of those stocks was 2.00% per year, which, if this average dividend yield remained constant for the term of the Securities, would be equivalent to 6.00% (calculated on a simple interest basis) over the approximately 3-year term of the Securities.  However, it is impossible to predict whether the dividend yield over the term of the Securities will be higher, lower or the same as this average dividend yield or the average dividend yield during any other period.  You should carefully consider whether an investment that does not provide for dividends or periodic interest is appropriate for you.  The payment scenarios below do not show any effect of lost dividend yield over the term of the Securities.

The graph below is based on the following terms:

•	Stated Principal Amount:	$10 per Security

•	Participation Rate:	130%

•	Trigger Level:	60% of the Initial Index Level

Hypothetical Payment at Maturity Graph

¾
If the Index Return is greater than zero, investors will receive the $10 stated principal amount plus 130% of the appreciation of the Index from the Trade Date to the Final Valuation Date (as measured solely on those two dates).

¾	For example, if the Index Return is 50%, investors will receive a return of 65%, or $16.50 per Security, at maturity.

¾	If the Index Return is less than or equal to zero and the Final Index Level is greater than or equal to the Trigger Level, investors will receive the stated principal amount of $10 per Security.

¾	For example, if the Index Return is -30%, investors will receive $10.00 per Security at maturity even though the Index Return is negative.

¾
If the Final Index Level is less than the Trigger Level, investors will receive an amount that is less than the stated principal amount by an amount that is proportionate to the percentage decrease of the Final Index Level from the Initial Index Level.  There is no minimum payment at maturity on the Securities.

¾	For example, if the Index Return is -41%, investors will lose 41% of their principal and receive only $5.90 per Security at maturity, or 59% of the stated principal amount.

Discontinuance of the Index

If the Index Publisher discontinues publication of the Index and it or another entity publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to the Index, then the Closing Level of the Index will be determined by reference to the level of that successor or substitute index, which we refer to as a “Successor Index.”

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause notice to be furnished to us and the trustee, who will provide notice of the selection of the Successor Index to the registered holders of the Securities.

If the Index Publisher discontinues publication of the Index and a Successor Index is not selected by the Calculation Agent or is no longer published on any date of determination of the Closing Level of the Index, the level to be substituted for that index for that date will be a level computed by the Calculation Agent for that date in accordance with the procedures last used to calculate the relevant index prior to any such discontinuance.

If a Successor Index is selected or the Calculation Agent calculates a level as a substitute for the relevant index as described above, the Successor Index or level will be substituted for the relevant index for all purposes, including for purposes of determining whether an Index Business Day or Market Disruption Event occurs.

Notwithstanding these alternative arrangements, discontinuance of the publication of the Index may adversely affect the market value of the Securities.  All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will be conclusive for all purposes and binding on us, Citigroup Inc. and the beneficial owners of the Securities, absent manifest error.

Alteration of Method of Calculation

If at any time the method of calculating the Index or a Successor Index is changed in any material respect, or if the Index or a Successor Index is in any other way modified so that the level of the Index or the Successor Index does not, in the opinion of the Calculation Agent, fairly represent the level of that index had the changes or modifications not been made, then, from and after that time, the Calculation Agent will, at the close of business in New York, New York, make those adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a calculation of a level of a stock index comparable to the Index or the Successor Index as if the changes or modifications had not been made.  For example, if the method of calculating the Index or the Successor Index is modified so that the level of the Index or the Successor Index is a fraction or a multiple of what it would have been if it had not been modified, then the Calculation Agent will adjust that index in order to arrive at a level of that index as if it had not been modified.

No Redemption

The Securities are not subject to redemption at the option of Citigroup Funding or any holder prior to maturity.

Events of Default and Acceleration

In case an Event of Default (as defined in the accompanying prospectus) with respect to the Securities shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the Securities will be determined by the Calculation Agent and will equal, for each Security, the Payment at Maturity, calculated as though the Final Valuation Date were the date of such acceleration.  See “—Payment at Maturity” above.  If a bankruptcy proceeding is commenced in respect of Citigroup Funding or Citigroup Inc., the claim of the beneficial owner of the Securities will be capped at the Payment at Maturity, calculated as though the Final Valuation Date were the date of the commencement of the proceeding.

In case of default in Payment at Maturity of the Securities, the Securities shall bear interest, payable upon demand of the beneficial owners of the Securities in accordance with the terms of the Securities, from and after the Maturity Date through the date when payment of the unpaid amount has been made or duly provided for, at the rate of 2.933% per annum on the unpaid amount due.

Paying Agent and Trustee

Citibank, N.A. will serve as paying agent and registrar for the Securities and will also hold the global security representing the Securities as custodian for DTC.  The Bank of New York Mellon, as successor trustee under an indenture dated as of June 1, 2005, will serve as trustee for the Securities.

Calculation Agent

The Calculation Agent for the Securities will be Citigroup Global Markets.  All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on Citigroup Funding, Citigroup Inc. and the holders of the Securities.  Because the Calculation Agent is an affiliate of Citigroup Funding and a subsidiary of Citigroup Inc., potential conflicts of interest may exist between the Calculation Agent and the holders of the Securities, including with respect to certain determinations and judgments that the Calculation Agent must make in determining amounts due, if any, to holders of the Securities.  Citigroup Global Markets is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

CUSIP

The CUSIP for the Securities is 17317U212.  The ISIN for the Securities is US17317U2125.

DESCRIPTION OF THE S&P 500® INDEX
General

Unless otherwise stated, we have derived all information regarding the Index provided in this pricing supplement, including, without limitation, its composition, method of calculation and changes in components, from publicly available sources. Such information reflects the policies of, and is subject to change by, the Index Publisher.  The Index Publisher is under no obligation to continue to publish, and may discontinue or suspend the publication of, the Index at any time.  None of Citigroup Inc., Citigroup Funding, Citigroup Global Markets or the trustee assumes any responsibility for the accuracy or completeness of any information relating to the Index.

The Index is published by the Index Publisher and is intended to provide a performance benchmark for the large capitalization segment of the U.S. equity markets.  The calculation of the level of the Index is based on the relative aggregate market value of the common stocks of 500 companies at a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. The weighting and composition of the Index components are updated periodically so that, in the judgment of the Index Publisher, the Index reflects the performance of the U.S. equity markets.

As of February 24, 2012, the aggregate market value of the 500 companies included in the Index represented approximately 75% of the U.S. equities market.  The Index Publisher chooses companies for inclusion in the Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock composition of the New York Stock Exchange, which the Index Publisher uses as an assumed model for the composition of the total market.  Relevant criteria employed by the Index Publisher include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company.

As of February 24, 2012, the 500 companies included in the Index were divided into 10 Global Industry Classification Sectors.  The Global Industry Classification Sectors included (with the percentage of companies currently included in such sectors indicated in parentheses): Consumer Discretionary (10.78%), Consumer Staples (10.75%), Energy (12.26%), Financials (14.15%), Health Care (11.34%), Industrials (10.85%), Information Technology (20.09%), Materials (3.61%), Telecommunication Services (2.71%) and Utilities (3.45%). The Index Publisher may from time to time, in its sole discretion, add companies to, or delete companies from, the Index to achieve the objectives stated above.

THE INDEX DOES NOT REFLECT THE PAYMENT OF DIVIDENDS ON THE STOCKS UNDERLYING IT AND THEREFORE THE RETURN ON THE SECURITIES WILL NOT PRODUCE THE SAME RETURN YOU WOULD RECEIVE IF YOU WERE TO PURCHASE SUCH UNDERLYING STOCKS AND HOLD THEM UNTIL THE MATURITY DATE.

Computation of the S&P 500® Index

On March 21, 2005, the Index Publisher began to calculate the Index based on a half float-adjusted formula, and on September 16, 2005, the Index Publisher completed the full float adjustment of the Index. The Index Publisher’s criteria for selecting stocks for the Index were not changed by the shift to float adjustment. However, the adjustment affects each company’s weight in the Index (i.e., its market value).

Under float adjustment, the share counts used in calculating the Index reflect only those shares that are available to investors and not all of a company’s outstanding shares.  The Index Publisher defines three groups of shareholders whose holdings are subject to float adjustment:

•	holdings by other publicly traded corporations, venture capital firms, private equity firms, strategic partners, or leveraged buyout groups;

•	holdings by governmental entities, including all levels of government in the United States or foreign countries; and

•
holdings by current or former officers and directors of the company, founders of the company, or family trusts of officers, directors, or founders, as well as holdings of trusts, foundations, pension funds, employee stock ownership plans, or other investment vehicles associated with and controlled by the company.

However, treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float.  In cases where holdings in a group exceed 10% of the outstanding shares of a company, the holdings of that group will be excluded from the float-adjusted count of shares to be used in the Index calculation. Mutual funds, investment advisory firms, pension funds, or foundations not associated with the company and investment funds in insurance companies, shares of a United States company traded in Canada as “exchangeable shares,” shares that trust beneficiaries may buy or sell without difficulty or significant additional expense beyond typical brokerage fees, and, if a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class if such shares are convertible by shareholders without undue delay and cost, are also part of the float.

For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares, defined as the total shares outstanding less shares held in one or more of the three groups listed above where the group holdings exceed 10% of the outstanding shares, by the total shares outstanding. The float-adjusted index will then be calculated by dividing the sum of the IWF multiplied by both the price and the total shares outstanding for each stock by the index divisor. For companies with multiple classes of stock, the Index Publisher will calculate the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights.

The Index is calculated using a base-weighted aggregate methodology: the level of the Index reflects the total market value of all Index component stocks relative to the Index’s base period of 1941-43 (the “base period”).

An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

The actual total market value of the Index component stocks during the base period has been set equal to an indexed value of 10.  This is often indicated by the notation 1941-43=10.  In practice, the daily calculation of the Index is computed by dividing the total market value of the Index component stocks by a number called the index divisor.  By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the Index, it is the only link to the original base period level of the Index.  The index divisor keeps the Index comparable over time and is the manipulation point for all adjustments to the Index (“index maintenance’).

Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spinoffs.

To prevent the level of the Index from changing due to corporate actions, all corporate actions which affect the total market value of the Index require an index divisor adjustment.  By adjusting the index divisor for the change in total market value, the level of the Index remains constant. This helps maintain the level of the Index as an accurate barometer of stock market performance and ensures that the movement of the Index does not reflect the corporate actions of individual companies in the Index.  All index divisor adjustments are made after the close of trading.  Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the Index and do not require index divisor adjustments.

Historical Data on the S&P 500® Index

The following table sets forth, for each of the quarterly periods indicated, the published high, low and end-of-period Closing Levels of the Index from January 3, 2007 through February 24, 2012.  We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification.  These historical data on the Index are not indicative of the future performance of the Index or what the market value of the Securities may be. Any historical upward or downward trend in the level of the Index during any period set forth below is not an indication that the Index is more or less likely to increase or decrease at any time during the term of the Securities, and no assurance can be given as to the Closing Level of the Index on the Final Valuation Date.

	High	Low	Period End
2007
Quarter
First	1,459.68	1,374.12	1,420.86
Second	1,539.18	1,424.55	1,503.35
Third	1,553.08	1,406.70	1,526.75
Fourth	1,565.15	1,407.22	1,468.36
2008
Quarter
First	1,447.16	1,273.37	1,322.70

	High	Low	Period End
Second	1,426.63	1,278.38	1,280.00
Third	1,305.32	1,106.39	1,166.36
Fourth	1,161.06	752.44	903.25
2009
Quarter
First	934.70	676.53	797.87
Second	946.21	811.08	919.32
Third	1,071.66	879.13	1,057.08
Fourth	1,127.78	1,025.21	1,115.10
2010
Quarter
First	1,174.17	1,056.74	1,169.43
Second	1,217.28	1,030.71	1,030.71
Third	1,148.67	1,022.58	1,141.20
Fourth	1,259.78	1,137.03	1,257.64
2011
Quarter
First	1,343.01	1,256.88	1,325.83
Second	1,363.61	1,265.42	1,320.64
Third	1,353.22	1,119.46	1,131.42
Fourth	1,285.09	1,099.23	1,257.60
2012
Quarter
First (through February 24, 2012)	1,365.74	1,277.06	1,365.74

On February 24, 2012, the Closing Level of the Index was 1,365.74.

The following graph illustrates the historical performance of the Index based on the Closing Level thereof on each Index Business Day from January 3, 2007 through February 24, 2012. Past movements of the Closing Level of the Index are not indicative of future Closing Levels of the Index.

License Agreement

The Index Publisher and Citigroup Global Markets, an affiliate of Citigroup Funding, have entered into a non-exclusive license agreement providing for the license to Citigroup Inc., Citigroup Funding and its affiliates, in exchange for a fee, of the right to use indices owned and published by the Index Publisher in connection with certain financial products, including the Securities.

The license agreement between the Index Publisher and Citigroup Global Markets provides that the following language must be stated in this pricing supplement.

“The Securities are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the holders of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly. S&P’s only relationship to Citigroup Funding and its affiliates (other than transactions entered into in the ordinary course of business) is the licensing of certain trademarks, trade names and service marks of S&P and of the S&P 500® Index, which is determined, composed and calculated by S&P without regard to Citigroup Funding, its affiliates or the Securities. S&P has no obligation to take the needs of Citigroup Funding, its affiliates or the holders of the Securities into consideration in determining, composing or calculating the S&P 500® Index. S&P is not responsible for and has not participated in the determination of the timing of, prices at or quantities of the Securities to be issued or in the determination or calculation of the equation by which the Securities are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Securities.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY CITIGROUP FUNDING, HOLDERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P AND CITIGROUP FUNDING.”

UNITED STATES FEDERAL TAX CONSIDERATIONS

Prospective investors should note that the discussion under the section called “Certain United States Federal Income Tax Considerations” in the accompanying prospectus supplement does not apply to the Securities issued under this pricing supplement and is superseded by the following discussion.

The following summary is a general discussion of the principal U.S. federal tax consequences of the ownership and disposition of the Securities.  It applies only to an initial investor who holds the Securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).  It does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;

•	dealers or traders subject to a mark-to-market method of tax accounting with respect to the Securities;

•	investors holding the Securities as part of a “straddle,” conversion transaction or constructive sale transaction;

•	U.S. Holders (defined below) whose functional currency is not the U.S. dollar;

•	entities classified as partnerships for U.S. federal income tax purposes;

•	regulated investment companies;

•	tax-exempt entities, including “individual retirement accounts” or “Roth IRAs”; and

•	persons subject to the alternative minimum tax.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds Securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership.  Partnerships holding Securities and partners in such partnerships should consult their tax advisers as to the particular U.S. federal tax consequences of holding and disposing of the Securities.

We will not attempt to ascertain whether any of the issuers of the shares that constitute the Underlying Index (the shares hereafter referred to as “Underlying Shares”) should be treated as “U.S. real property holding corporations” (“USRPHCs”) within the meaning of Section 897 of the Code.  If any of the issuers of Underlying Shares were so treated, certain adverse U.S. federal income tax consequences might apply to a Non-U.S. Holder (as defined below) upon the sale, exchange or settlement of the Securities.  Non-U.S. persons considering an investment in the Securities should refer to information filed with the Securities and Exchange Commission or another governmental authority by the issuers of Underlying Shares and consult their tax advisers regarding the possible consequences to them if any issuer of Underlying Shares is or becomes a USRPHC.

As the law applicable to the U.S. federal taxation of instruments such as the Securities is technical and complex, the discussion below necessarily represents only a general summary.  Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein, possibly with retroactive effect.

Tax Treatment of the Securities

Each holder, by purchasing the Securities, agrees to treat them as prepaid forward contracts for U.S. federal income tax purposes.

Due to the absence of statutory, judicial or administrative authorities that directly address the U.S. federal tax treatment of the Securities or similar instruments, significant aspects of the treatment of an investment in the Securities are uncertain.  We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with the treatment described below.  Accordingly, potential investors should consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the Securities and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Unless otherwise stated, the following discussion is based on the treatment of the Securities as prepaid forward contracts.

Tax Consequences to U.S. Holders

This section applies only to U.S. Holders.  As used herein, the term “U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•
a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Treatment Prior to Maturity.  A U.S. Holder should not be required to recognize taxable income over the term of the Securities prior to maturity, other than pursuant to a sale or exchange as described below.

Sale, Exchange or Settlement of the Securities.  Upon a sale or exchange of the Securities, or upon settlement at maturity, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the Securities that are sold, exchanged or settled.  A U.S. Holder’s tax basis in the Securities should equal the amount paid by the U.S. Holder to acquire them.  Any gain or loss should be capital gain or loss and should be long-term capital gain or loss if at the time of the sale, exchange or settlement the U.S. Holder has held the Securities for more than one year.

Possible Alternative Tax Treatments of an Investment in the Securities

Alternative U.S. federal income tax treatments of the Securities are possible that, if applied, could materially and adversely affect the timing and/or character of income, gain or loss with respect to them.  It is possible, for example, that the Securities could be treated as debt instruments issued by us.  Under this treatment, the Securities would be governed by Treasury regulations relating to the taxation of contingent payment debt instruments.  In that event, regardless of the U.S. Holder’s tax accounting method, in each year that the U.S. Holder held the Securities, the U.S. Holder would be required to accrue income based on our comparable yield for similar non-contingent debt, determined as of the time of issuance of the Securities, even though we will not be required to make any payment with respect to them prior to maturity.  In addition, any gain on the sale, exchange or settlement of the Securities would be treated as ordinary income.

Other possible U.S. federal income tax treatments of the Securities could also affect the timing and character of income or loss with respect to them.  In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.  U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.

Tax Consequences to Non-U.S. Holders

This section applies only to Non-U.S. Holders.  As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

•           an individual who is classified as a nonresident alien;
•           a foreign corporation; or
•           a foreign trust or estate.

The term “Non-U.S. Holder” does not include a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes or certain former citizens or residents of the United States.  Such holders should consult their tax advisers regarding the U.S. federal tax consequences of an investment in the Securities.

Sale, Exchange or Settlement of the Securities.  A Non-U.S. Holder of the Securities generally will not be subject to U.S. federal withholding or income tax in respect of amounts paid to the Non-U.S. Holder.

If the Non-U.S. Holder is engaged in a U.S. trade or business, and if income or gain from the Securities is effectively connected with the conduct of that trade or business, the Non-U.S. Holder generally will be subject to regular U.S. federal income tax with respect to that income or gain in the same manner as if the Non-U.S. Holder were a U.S. Holder, unless an applicable income tax treaty provides otherwise.  Non-U.S. Holders to which this paragraph may apply should consult their tax advisers regarding other U.S. tax consequences of the ownership and disposition of the Securities, including, if the Non-U.S. Holder is a corporation, the possible imposition of a 30% branch profits tax.

Tax Consequences Under Possible Alternative Treatments.  If all or any portion of a Security were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the Security generally would not be subject to U.S. federal withholding or income tax, provided that: (i) income or gain in respect of the Security is not effectively connected with the conduct of a trade or business by the Non-U.S. Holder in the United States, and (ii) the Non-U.S. Holder (or a financial institution holding the Securities on behalf of the Non-U.S. Holder) furnishes to the applicable withholding agent an appropriate IRS Form W-8 certifying under penalties of perjury that the beneficial owner is not a U.S. person.

Other U.S. federal income tax treatments of the Securities are also possible.  In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  While the notice requests comments on appropriate transition rules and effective dates, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues might materially and adversely affect the withholding tax consequences of an investment in the Securities, possibly with retroactive effect.  Accordingly, Non-U.S. Holders should consult their tax advisers regarding the issues presented by the notice.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers) should note that, absent an applicable treaty benefit, the Securities are likely to be treated as U.S. situs property subject to U.S. federal estate tax.  Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Securities.

Information Reporting and Backup Withholding

The proceeds received from a sale, exchange or settlement of the Securities may be subject to information reporting and, if the holder fails to provide certain identifying information (such as an accurate taxpayer identification number in the case of a U.S. Holder) or meet certain other conditions, may also be subject to backup withholding at the rate specified in the Code.  A Non-U.S. Holder (or financial institution holding the Securities on behalf of the Non-U.S. Holder) that provides the applicable withholding agent with the appropriate IRS Form W-8 will generally establish an exemption from backup withholding.  Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against the holder’s U.S. federal income tax liability, provided the relevant information is timely furnished to the IRS.

PLAN OF DISTRIBUTION; CONFLICTS OF INTEREST

The terms and conditions set forth in the Amended and Restated Global Selling Agency Agreement dated August 26, 2011 (the “GSAA”) among Citigroup Funding Inc., Citigroup Inc. and the agents named therein, including Citigroup Global Markets Inc. and UBS Financial Services Inc. (“UBS”), govern the sale and purchase of the Securities.  Citigroup Global Markets is acting as lead agent for the offering of the Securities and UBS is acting as agent for the offering of the Securities, in each case pursuant to the GSAA.

Citigroup Global Markets, acting as principal, has agreed to purchase from Citigroup Funding, and Citigroup Funding has agreed to sell to Citigroup Global Markets, $2,276,970 aggregate principal amount of Securities (227,697 Securities) for $9.75 per Security, any payments becoming due on which are fully and unconditionally guaranteed by Citigroup Inc. UBS, acting as principal, has agreed to purchase from Citigroup Global Markets, and Citigroup Global Markets has agreed to sell to UBS, all of such Securities for $9.75 per Security. UBS proposes to offer the Securities to brokerage accounts at a price of $10.00 per Security and to certain fee-based advisory accounts for which UBS is an investment adviser at a price of $9.75 per Security.  UBS will receive an underwriting discount of $0.25 per Security for each Security it sells to brokerage accounts but will not receive any sales commission with respect to sales to fee-based advisory accounts for which UBS is an investment adviser.  The underwriting discount, if applicable, will be received by UBS and its financial advisors collectively. If all of the Securities are not sold at the initial offering price, Citigroup Global Markets may change the public offering price and other selling terms.

The Securities will not be listed on any securities exchange.

In order to hedge its obligations under the Securities, Citigroup Funding has entered into one or more swaps or other derivatives transactions with one or more of its affiliates.  You should refer to the section “Risk Factors Relating to the Securities—The Inclusion of the Underwriting Discount and Projected Profit From Hedging in the Issue Price Is Likely to Adversely Affect Secondary Market Prices” in this pricing supplement, “Risk Factors—Citigroup Funding’s Hedging Activity Could Result in a Conflict of Interest” in the accompanying prospectus supplement and the section “Use of Proceeds and Hedging” in the accompanying prospectus.

Citigroup Global Markets is an affiliate of Citigroup Funding.  Accordingly, the offering will conform to the requirements set forth in Rule 5121 of the Conduct Rules of the Financial Industry Regulatory Authority, Inc. Client accounts over which Citigroup Inc., its subsidiaries or affiliates of its subsidiaries have investment discretion are not permitted to purchase the Securities, either directly or indirectly, without the prior written consent of the client.

ERISA MATTERS

Each purchaser of the Securities or any interest therein will be deemed to have represented and warranted on each day from and including the date of its purchase or other acquisition of the Securities through and including the date of disposition of such Securities that either:

(a)
it is not (i) an employee benefit plan subject to the fiduciary responsibility provisions of ERISA, (ii) an entity with respect to which part or all of its assets constitute assets of any such employee benefit plan by reason of C.F.R. 2510.3-101 or otherwise, (iii) a plan described in Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended (the “Code”) (for example, individual retirement accounts, individual retirement annuities or Keogh plans), or (iv) a government or other plan subject to federal, state or local law substantially similar to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (such law, provisions and Section, collectively, a “Prohibited Transaction Provision” and (i), (ii), (iii) and (iv), collectively, “Plans”); or

(b)
if it is a Plan, either (A)(i) none of Citigroup Global Markets, its affiliates or any employee thereof is a Plan fiduciary that has or exercises any discretionary authority or control with respect to the Plan’s assets used to purchase the Securities or renders investment advice with respect to those assets, and (ii) the Plan is paying no more than adequate consideration for the Securities or (B) its acquisition and holding of the Securities is not prohibited by a Prohibited Transaction Provision or is exempt therefrom.

The above representations and warranties are in lieu of the representations and warranties described in the section “ERISA Matters” in the accompanying prospectus supplement.  Please also refer to the section “ERISA Matters” in the accompanying prospectus.

VALIDITY OF THE SECURITIES

In the opinion of Douglas C. Turnbull, Associate General Counsel - Capital Markets and Corporate Reporting of Citigroup Inc. (the “Guarantor”) and counsel to Citigroup Funding, when the Securities offered by this pricing supplement have been executed and issued by Citigroup Funding and authenticated by the Trustee pursuant to the indenture, and delivered against payment as contemplated herein, such Securities and related guarantee will be legal, valid and binding obligations of Citigroup Funding and the Guarantor, subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting creditors’ rights generally from time to time in effect and subject to general principles of equity, regardless of whether such is considered in a proceeding in equity or at law.

This opinion is given as of the date of this pricing supplement and is limited to matters governed by the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting the General Corporation Law of the State of Delaware and such applicable provisions of the Delaware Constitution). In addition, this opinion is subject to customary assumptions as to legal capacity, genuineness of signatures and authenticity of documents as stated in the opinion dated May 11, 2011, which has been filed as exhibit number 5(a) to Citigroup Funding’s Registration Statement on Form S-3 (No. 333-172554).

We are responsible for the information contained or incorporated by reference in this pricing supplement and the accompanying prospectus supplement and prospectus and in any related free writing prospectus we prepare or authorize. We have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. You should not assume that the information contained or incorporated by reference in this pricing supplement or the accompanying prospectus supplement or prospectus is accurate as of any date other than the date on the front of the document. We are not making an offer of these securities in any state where the offer is not permitted.

Citigroup Funding Inc.

Medium-Term Securities, Series D

227,697 Trigger Performance Securities
Linked to the S&P 500® Index
due February 27, 2015
($10 Stated Principal Amount per Security)

Any Payments Due from Citigroup Funding Inc.
Fully and Unconditionally Guaranteed
by Citigroup Inc.

Pricing Supplement
February 24, 2012
(Including Prospectus Supplement
Dated May 12, 2011 and Prospectus
Dated May 12, 2011)

____________________ TABLE OF CONTENTS

Page

Pricing Supplement
Key Terms	PS-2
Summary Information—Q&A	PS-3
Risk Factors Relating to the Securities	PS-7
Description of the Securities	PS-10
Description of the S&P 500® Index	PS-15
United States Federal Tax Considerations	PS-19
Plan of Distribution; Conflicts of Interest	PS-22
ERISA Matters	PS-23
Validity of the Securities	PS-23

Prospectus Supplement
Risk Factors	S-3
Important Currency Information	S-7
Description of the Securities	S-8
Certain United States Federal Income Tax Considerations	S-34
Plan of Distribution; Conflicts of Interest	S-41
Validity of the Securities	S-42
ERISA Matters	S-42

Prospectus
Prospectus Summary	1
Forward-Looking Statements	8
Citigroup Inc.	8
Citigroup Funding Inc.	8
Use of Proceeds and Hedging	9
European Monetary Union	10
Description of Debt Securities	10
Description of Index Warrants	21
Description of Debt Security and Index Warrant Units	24
Plan of Distribution; Conflicts of Interest	25
ERISA Matters	28
Legal Matters	28
Experts	28